Exhibit 10.54
ORIGINAL
CONFIDENTIAL
Cardinal Health
&
Laurel Pharm, LLC.
Prime Vendor Agreement
March 15, 2004

PRIME VENDOR AGREEMENT
     This Prime Vendor Agreement (the “Agreement”) is made March 15, 2004 between Laurel Pharm, LLC. (“Buyer”) and Cardinal Health* (“Cardinal”), who hereby agree as follows:
1.	Designation as Primary Wholesaler
     During the term of this Agreement, Buyer will designate Cardinal as the primary wholesale pharmaceutical supplier to all pharmacies, now owned, managed or operated by Buyer (collectively, the “Facilities” and individually, a “Facility”). A current list of the Facilities is attached hereto as Exhibit A. Additional facilities may be made parties to this Agreement from time to time subject to the prior approval of Buyer and Cardinal.
2.	Sale of Merchandise
     Buyer will purchase from Cardinal during the term of this Agreement its Primary Requirements of pharmaceuticals (“Rx Products”) and, may, at its option, purchase certain other inventory carried by Cardinal (“Non-Rx Products” and, together with Rx Products, collectively the “Merchandise”) for delivery directly to the Facilities. The term “Primary Requirements” means that Buyer will purchase for each Facility all of its requirements of Rx Merchandise from Cardinal. Cardinal reserves the right at all times to determine what Merchandise it will carry based upon product quality, manufacturer indemnity, insurance, and other policies, and other standards determined by it, and may delete from its available inventory items of Merchandise with limited or no movement activity.
3.	Purchase Price
     Buyer will pay a purchase price for all Merchandise purchased under this Agreement in an amount equal to Cardinal’s Cost plus the percentage specified in the pricing matrix attached hereto as Exhibit B (the “Pricing Matrix”). For purposes of this Agreement: (a) the term “Cardinal’s Cost” will mean the manufacturer’s published wholesale acquisition cost for Merchandise at the date of Cardinal’s invoice to the Facility, adjusted to reflect any then-applicable contract pricing, but without reduction for cash discounts; and (b) the term “Qualified Purchases” will mean all purchases made and paid for by Buyer and/or the Facilities under the terms of this Agreement, net of all returns, credits, rebates, late charges, or other similar items, on an annual, quarterly, or monthly basis, as applicable. Manufacturer off-invoice quantity discounts and promotional allowances will be made available consistent with Cardinal’s normal and customary practices.
     The purchase price for selected Merchandise, including but not limited to multisource pharmaceuticals, private label products, medical/surgical supplies, home health care/durable medical equipment, Merchandise acquired from vendors not offering customary cash discount or other terms, and other slow moving, specialty, and non-

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pharmaceutical Merchandise will not be based upon the Cardinal’s Cost-plus pricing described above but will instead be net-billed in accordance with the terms and conditions established by Cardinal (including applicable mark-up) for such Merchandise. Merchandise described in this paragraph is sometimes referred to as “Specially Priced Merchandise.” Buyer may, but will have no obligation to, purchase any specified volume or percentage of its requirements for Specially Priced Merchandise (except generics).
     The pricing specified in the Pricing Matrix does not reflect administrative fees for membership in any group purchasing organization (a “GPO”). If any Facility affiliates with a GPO, the appropriate administrative fee will be added to the percentages specified in the Pricing Matrix.
     All orders must be electronically transmitted via the CardinalCHOICE® pharmacy system or other electronic order entry system approved by Cardinal to qualify for the pricing specified in the Pricing Matrix. Non-electronically transmitted orders are subject to Cardinal’s Cost plus 10% pricing (excluding Schedule II and emergency orders).
4.	Payment Terms
     (a) Generally. The payment terms initially applicable to Buyer will be jointly determined by Cardinal and Buyer based on Buyer’s payment preferences (among the selections offered in this section and the Pricing Matrix), the historical purchasing and weighted average payment data for Buyer (“Matrix Slotting Data”) and credit considerations deemed relevant by Cardinal. Buyer will deliver to Cardinal the Matrix Slotting Data not less than 30 days prior to its initial purchases of Merchandise under this Agreement. Following the determination of Buyer’s initial payment terms, all payments for the Merchandise will be due in accordance with those terms unless and until otherwise agreed by Buyer and Cardinal. Buyer may from time to time (but not more often than once per calendar quarter) request that its payment terms be changed to one of the options set forth in Subsection (b) as to future Merchandise purchases, subject to Cardinal’s prior written consent. In such event, Buyer acknowledges and agrees that Buyer’s Cost of Goods may be adjusted by Cardinal to reflect Buyer’s new payment terms and credit considerations deemed relevant to Cardinal.
     (b) Optional Extended Payment Terms. Subject to Subsection (a), Buyer may elect to cause Cardinal to receive payment as described below.
     (i) Fifteen Days from Invoice Date. If Buyer selects this payment option, Buyer will cause Cardinal to receive payment in full within fifteen (15) days of the invoice date of the invoice.
     (ii) Thirty Days from Invoice Date. If Buyer selects this payment option, Buyer will cause Cardinal to receive payment in full within thirty (30) days of the invoice date of the invoice.

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     (c) Prepayment Terms. If Buyer is utilizing Prepayment Terms, in addition to the requirements set forth under “Optional Extended Payment Terms” above, Buyer will, at least five (5) business days prior to the effective date of this Agreement, make an advance payment to Cardinal. The advance payment will be held by Cardinal as a deposit (the “Deposit”), and Cardinal shall have a security interest in the Deposit to secure payment of all of Buyer’s obligations, now existing, and arising in the future, under this Agreement. The Deposit will be in an amount equal to the good faith estimate, as mutually agreed by Buyer and Cardinal as described below.
          (i) Thirty Day Prepayment. If Buyer selects this pre-payment option, the Buyer agrees to a Deposit amount equaling forty-five (45) days of Buyer purchases. Buyer further agrees to pay open Cardinal invoices within fifteen (15) days of the invoice date.
          (ii) Fifteen Day Prepayment. If Buyer selects this pre-payment option, the Buyer agrees to a Deposit amount equaling thirty (30) days of Buyer purchases. Buyer further agrees to pay open Cardinal invoices within fifteen (15) days of the invoice date.
          (iii) 7 Day Prepayment. If Buyer selects this payment option, the Buyer agrees to make a Deposit amount equaling sixteen and a half (16.5) days of Buyer purchases. Buyer further agrees to pay open Cardinal invoices by weekly statement.
     At the end of each calendar quarter, beginning with the first full calendar quarter after Cardinal receives the Deposit, Cardinal will produce a statement which compares the Deposit with the average dollar volume of Merchandise purchased from Cardinal for each payment cycle during that calendar quarter (“Average Volume”). If the Average Volume exceeds the Deposit, Cardinal will send a copy of the statement to Buyer requesting payment of the difference. Buyer will, within 10 days of the date of such statement, pay the difference to Cardinal and the difference will be added to the Deposit upon receipt by Cardinal. If the Average Volume is less than the Deposit, Cardinal will send a copy of the statement to Buyer with payment of the difference in the form of check or credit memo as mutually determined by Buyer and Cardinal.
     (d) Cost of Goods Adjustments. At the end of each calendar quarter, Cardinal will evaluate Buyer’s payment history based on actual weighted average payment days and average Qualified Monthly Purchases. Prospective adjustments to the then- applicable Cost of Goods will be made as appropriate. No retroactive adjustment will be applied with respect to purchases by Buyer, absent bad faith on the part of Buyer.
     (e) Service Charges. All payments for Merchandise delivered and services provided by Cardinal will be made to the applicable servicing division specified in Cardinal’s invoice (or as otherwise specified by Cardinal) by electronic funds transfer or other method acceptable to Cardinal so as to provide Cardinal with good funds by the due date. Buyer will pay a service charge calculated at the rate of 1.5% per month (or the maximum rate allowed by law, if such rate is less than 1.5% per month) on any amount

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not paid by Buyer to Cardinal when due under the terms of this Agreement from the first day of delinquency until such amount is paid in full, along with reasonable attorney fees associated with any such delinquency, unless such invoices are put in “dispute” by the customer. To put an invoice in “dispute” means that service charges will not be assessed on the outstanding invoice until a resolution has been reached, in a reasonable time frame. Failure or delay by Cardinal to bill Buyer for any such service charge will not waive Cardinal’s right to receive the same. Cardinal retains the right to place Buyer on C.O.D. status, and/or refuse orders or cease its supply relationship with Buyer if Cardinal has not received payment when due for Merchandise delivered or services provided to Buyer, or based upon credit considerations deemed relevant by Cardinal.
     (f) Submission of Financial Statements. Buyer will provide Cardinal with financial statements and/or tax returns with all notes and schedules and such further information as Cardinal may reasonably request from time to time.
5.	Ordering and Delivery
     Cardinal will deliver the Merchandise F.O.B. destination to the Facilities and exercise its good faith efforts to provide an efficient delivery schedule designed to meet the mutual needs of Cardinal and the Facilities, in accordance with Cardinal’s general delivery schedules established from time to time by the applicable Cardinal servicing division (exclusive of holidays, etc.). All deliveries will be accompanied by an invoice and all delivery costs (not including emergency deliveries) absorbed by Cardinal. Facilities having Qualified Monthly Purchases in excess of $ 25,000 will be eligible to receive one delivery per day, six (6) days per week, except Facilities located outside of the contiguous United States or other Facilities mutually agreed upon by the parties from time to time. Buyer will incur a separate delivery charge, not to exceed Cardinal’s actual cost, for additional deliveries. Delivery schedules and purchase order deadlines may be reviewed and changed from time to time as mutually agreed upon by Cardinal and Buyer. Cardinal will make every reasonable effort to accommodate individual order entry and delivery requirements. It is possible, depending on the servicing Cardinal division, that cutoff times may be later than (but not before) 7:00 p.m., and that morning deliveries may be earlier than (but not later than) 9:30am
     Buyer will submit all orders, except for orders for Schedule II drugs, for all Merchandise to Cardinal via electronic order entry using equipment supplied by Cardinal to Buyer or other mutually agreeable electronic means. Any such equipment supplied by Cardinal will be returned to Cardinal by Buyer upon the expiration or termination of this Agreement for any reason or prior to termination or expiration if Cardinal reasonably believes its proprietary rights are threatened. In the event that electronic order entry is temporarily interrupted for reasons beyond the control of Buyer or Cardinal, Buyer may place orders manually and both parties will use reasonable efforts to rectify the problem.
     DEA Form 222 may be mailed to the applicable Cardinal Health center or given to the delivery driver. Schedule II orders will be delivered within one (1) day of Cardinal’s receipt of the signed original DEA Form 222. Buyer acknowledges that if Buyer gives the DEA Form 222s to the delivery driver, such forms will not be received by Cardinal until such time that the delivery driver physically delivers the DEA Form 222 to

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the applicable Cardinal Health center. Notwithstanding the foregoing, no Schedule II orders will be delivered other than in compliance with DEA regulations.
6.	Other Services
     Cardinal will provide comprehensive support services to Buyer and the Facilities in accordance with Cardinal’s customary terms and practices for institutional customers. A list of those programs, services, and reports is attached as Exhibit C to this Agreement.
7.	Emergency Deliveries
     Cardinal will provide a twenty-four (24) hour, seven (7) day per week emergency delivery service. The courier charge for such orders will be F.O.B. prepaid and added to the invoice. A listing of key management personnel and emergency order procedures will be supplied to each Facility.
8.	Contract Administration
     Cardinal will recognize and administer manufacturer contracts between Buyer and any manufacturer (collectively, “Manufacturer Contracts”) subject to their continued validity in accordance with applicable laws and subject to such credit considerations concerning the applicable manufacturers as Cardinal may consider appropriate; however, if manufacturers’ chargebacks for contract items submitted by Cardinal are disallowed, uncollectable, or unreconcilable, then the applicable charge will be billed back to Buyer. Cardinal reserves the right, at any time, to decline to sell or carry any manufacturer’s merchandise, based upon credit considerations deemed relevant to Cardinal. Buyer will notify Cardinal of all Manufacturer Contracts. In addition, Buyer or the Facilities will provide Cardinal with a copy of all new Manufacturer Contracts entered into after the Commencement Date and manufacturer verification of all renewals, replacements or terminations of Manufacturer Contracts not less than forty-five (45) days prior to the effective date of such new Contract, renewal, replacement or termination. Failure to comply with these notice requirements will entitle Cardinal to discontinue the service level provisions herein until forty-five (45) days after delivery of accurate usage data for the new items.
     In order to facilitate Cardinal’s inventory management requirements, Buyer will provide Cardinal with respect to each Facility accurate six (6) months’ usage figures (including NDC numbers) on both contract and non-contract items in compatible electronic (disk) format thirty (30) days prior to participation under this Agreement by that Facility. To the extent Robinson Patman Act exception for “own use” is applicable, all purchases under this Agreement by Buyer will be for the Facilities’ “own use” as that term is defined in judicial or legislative interpretation, and Buyer will comply with applicable manufacturers’ pricing criteria and policies.

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9.	Service Level
     Cardinal will exercise all reasonable efforts to provide the Facilities with an aggregate average monthly service level on Rx Products of at least 95% calculated quarterly in accordance with the standards and procedures specified in Exhibit D.
10.	Returned Goods Policy
     Cardinal will accept Merchandise for return from Members in accordance with the Standard Cardinal Returned Goods Policy (the “Cardinal Returns Policy”) in effect from time to time during the term of this Agreement. A current copy of the Cardinal Returns Policy is attached as Exhibit E. In addition to the terms and conditions described in the Cardinal Returns Policy, Cardinal will be entitled to a returned goods processing fee (determined in accordance with the Cardinal Returns Policy).
11.	Term
     The initial term of this Agreement will be for a period of three (3) years beginning November 13, 2003 (the “Commencement Date”). Either party may effect an early termination of this agreement upon the occurrence of a material breach by the other party. The non-breaching party must give written notice to the breaching party of the occurrence of such breach. The notice must describe in detail the nature of the breach. The breaching party will have the opportunity to cure its breach to the reasonable satisfaction of the non-breaching party during a sixty (60) day period beginning on the date the breaching party receives the written notice (the “Cure Period”). In the alternative, if such breach is of a nature that it cannot be cured in sixty (60) days, the breaching party must commence and diligently prosecute in good faith the cure of such breach within the Cure Period and cure such breach within one hundred twenty (120) days. If the breach is not cured by the expiration of the Cure Period, or the breaching party has not begun the cure process if it cannot be cured in sixty (60) days and does not cure the breach within one hundred twenty (120) days, then the non-breaching party may provide written notice to the breaching party that this Agreement will be terminated in thirty (30) days following the expiration of the Cure Period. Notwithstanding the foregoing, with respect to payment defaults by Buyer or similar credit considerations, Cardinal may terminate this Agreement immediately. No termination notice from Buyer to Cardinal will be effective until such time as Cardinal has received payment for all amounts due from Buyer. Following the initial term, this agreement will automatically renew for successive one (1) year terms, unless one party gives notice in writing to the other within 30 days of the then current term.
12.	Notices
     Any notice or other communication required or desired to be given to either party under this Agreement shall be in writing and shall be deemed given when: (a) received by the recipient, after being sent via certified mail, return receipt requested, and addressed to that party at the address for such party set forth at the end of this Agreement; (b) received by the recipient after being sent via Federal Express, Airborne, or any other similar overnight delivery service for delivery to that party at that address; or (c) received

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by facsimile transmission, as evidenced by electronic confirmation, to that party at its facsimile number set forth at the end of this Agreement. Either party may change its address or facsimile number for notices under this Agreement by giving the other party notice of such change.
13.	Taxes/Compliance with Laws
     Buyer will pay when due any sales, use, excise, gross receipts, or other federal, state, or local taxes or other assessments (other than any tax based solely on the net income of Cardinal) and related interest and penalties in connection with or arising out of the transactions contemplated by this Agreement. If Cardinal pays any such amounts which Buyer is obligated to pay under this section, then Buyer will promptly reimburse Cardinal in an amount equal to the amount so paid by Cardinal.
     If and to the extent any discounts, credits, rebates or other purchase incentives are paid or applied by Cardinal with respect to the Merchandise purchased under this Agreement, then applicable provisions of the Medicare/Medicaid and state health care fraud and abuse/anti-kickback laws (collectively, “fraud and abuse laws”) may require disclosure of the applicable price reduction on Buyer’s claim or cost reports for reimbursement from governmental or other third parties. Buyer and Cardinal agree to comply with all applicable provisions of the fraud and abuse laws and to indemnify and hold each other harmless for any failure to do so.
14.	Force Majeure
     Cardinal’s obligations under this Agreement will be excused if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, product or material shortages, strikes or labor disputes, transportation delays, change in business conditions (other than insignificant changes), manufacturer out-of-stock or delivery disruptions, acts of God, seasonal supply disruptions, or other causes beyond the reasonable control of Cardinal. During the period of any such delay or failure, Buyer may purchase the Primary Requirements for the affected Facilities from others, but will recommence purchasing from Cardinal upon cessation of such delay or failure.
15.	Records and Audit
     Cardinal will maintain records pertaining to the pharmaceutical products purchased by Buyer under this Agreement as required by applicable FDA requirements. Not more than once in any twelve (12) month period, and following sixty (60) days’ advance written notice to Cardinal, Buyer will have the right to appoint one (1) or more of its employees to review those relevant records applicable to its pharmaceutical purchases for the sole purpose of verifying compliance with the pricing terms of this Agreement. Any such review will be limited to twelve (12) months of historical information as of the date such review begins and will be subject to a confidentiality agreement prepared by Cardinal and signed by the Buyer and its employee(s) who will have access to the information prior to beginning the review.

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16.	Return of Hardware/Software
     Upon termination of this Agreement for any reason, Buyer’s rights as a licensee of the CardinalCHOICE®, CardinalCHOICE®-HQ or other Cardinal software will automatically expire, and Buyer will promptly return such software and any related hardware not purchased by Buyer to a return location specified by Cardinal.
17.	Entire Agreement; Successors
     This Agreement and its exhibits constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, proposals, bids/bid responses, and understandings between the parties relative to the subject matter of this Agreement. This Agreement will be governed by Ohio law. Neither Cardinal nor Buyer may assign its obligations under this Agreement without the written consent of the other; provided, however, that Cardinal may delegate its rights and obligations to any entity that is controlled by or under common control with Cardinal Health, Inc. This Agreement will be binding on, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party to this Agreement.
18.	Amendments
     No changes to this Agreement will be made or be binding on any party unless made in writing and signed by each party to this Agreement.
19.	Waiver
     The failure of either party to enforce any provision of this Agreement will not be considered a waiver of any future right to enforce such provision.
20.	Announcements
     Both Buyer and Cardinal Health will not issue any press release or other public announcement, verbally or in writing, referring to Cardinal or buyer any entity which is controlled by or under common control with Cardinal Health, Inc., or Buyer’s control without Buyer or Cardinal’s prior written consent and advice of counsel. Buyer will provide Cardinal’s Senior Vice-President, Health Systems Sales and Marketing, 7000 Cardinal Place, Dublin, Ohio 43017, with a written copy of any such press release or other public announcement no less than seventy-two (72) hours prior to Buyer’s intent to issue such release or announcement. Buyer is responsible for confirming in writing that Cardinal’s Senior Vice-President, Retail Sales and Marketing has received any such proposed press release. Any such press release or other public announcement proposed by Buyer will be subject to Cardinal’s revision and final approval. Nothing contained herein will limit the right of Cardinal to issue a press release if, in the opinion of Cardinal’s counsel, such press release is required pursuant to state or federal securities laws, rules or regulations.

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21.	Arbitration
     Any dispute, controversy or claim arising out of this Agreement shall be settled by mandatory binding arbitration in accordance with this Section. Any arbitration under this Section shall be conducted in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be Orlando, Florida. The arbitrators shall decide legal issues pertaining to the dispute, controversy or claim pursuant to the laws of the State of Florida. Subject to the control of the arbitrators, or as the parties may otherwise mutually agree, the parties shall have the right to conduct reasonable discovery pursuant to the Federal Rules of Civil Procedure. The arbitrators shall not have the authority to award punitive damages, but shall have authority to award equitable relief. THE PARTIES UNDERSTAND THAT THEY ARE KNOWINGLY AND WILLINGLY EXPRESSLY WAIVING A RIGHT TO JURY TRIAL CONCERNING ANY MATTERS RELATING TO THIS AGREEMENT.

Laurel Pharm, LLC.		Cardinal Health*
800 Concourse Parkway South		7000 Cardinal Place
Suite 200		Dublin, Ohio 43017
Maitland, FL 32751		Telecopy: (614) 757-6000

By:	/s/ Erin Rivas	By:	/s/ Jeff Hooper

Title Vice President of Purchasing		Title Director of Sales
Date March 15, 2004		Date March 15, 2004

* The term “Cardinal Health” will include the following affiliated operating companies: Cardinal Syracuse, Inc., a New York corporation (Syracuse, New York); Williams Drug Distributors, Inc., a Delaware corporation (Zanesville, Ohio); Marmac Distributors, Inc., a Connecticut corporation (Hartford, Connecticut); James W. Daly, Inc., a Massachusetts corporation (Peabody, Massachusetts); National PharmPak Services, Inc., an Ohio corporation (Zanesville, Ohio); Ohio Valley-Clarksburg, Inc., a Delaware corporation (Wheeling, West Virginia); Cardinal Southeast, inc. a Mississippi corporation (Madison, Mississippi); Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Cardinal Health Systems, Inc., an Ohio corporation; and any other subsidiary of Cardinal Health, Inc., an Ohio corporation (“CHI”), as may be designated by CHI.

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EXHIBIT A
Facilities
Laurel Pharm, LLC. d/b/a CoastalMed, Coastal Med of Palmetto
933 10th Street
Palmetto, Florida 34221
Laurel Pharm, LLC d/b/a CoastalMed, Coastal Med of Panama City
440 North Cove Boulevard
Panama City, Florida 32401

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EXHIBIT B
Pricing
This Pricing offered is based on the assumption that Buyer will purchase a minimum of $50,000 per month from Cardinal. If monthly volumes fall below these minimum purchase commitments for three (3) consecutive months, the Pricing may be subject to change.
Laurel Pharm, Inc.

	30 Day	15 Day	7 Day	7 Day	15 Day	30 Day
	Prepay	Prepay	Prepay	Pay(*)	Pay(*)	Pay(*)
Qualified Monthly Purchases	(-30 DSO)	(-15 DSO)	(-4 DSO)	(7 DSO)	(15 DSO)	(30 DSO)
Less than $750,000	Renegotiate
$750,000 - $999,999	-3.00	-2.75	-2.55	-2.35	-2.05	-1.40
$1,000,000 - $1,499,999	-3.05	-2.80	-2.60	-2.40	-2,10	-1.45
$1,500,000 - $1,999,999	-3.10	-2.85	-2.65	-2.45	-2.15	-1.50
$2,000,000 - $2,499,999	-3.15	-2.90	-2.70	-2.55	-2.20	-1.55
$2,500,000 - $2,999,999	-3.25	-3,00	-2.80	-2.65	-2.25	-1.60
$3,000,000 - $3,999,999	-3.35	-3.10	-2.90	-2.75	-2.30	-1.65
$4,000,000 - $ABOVE	-3.45	-3.20	-3.00	-2.85	-2.35	-1.70

*	Extended Payment Terms: Subject to approval by Cardinal’s Financial Services Department.
If Qualified Monthly Purchases average less than $ 500 thousand for three (3) consecutive months, the Supply Pricing Matrix may be subject to change.

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EXHIBIT C
Other Services
Programs and Services
➢	Cardinal.com

➢	Hand Held PDT Ordering Units

➢	Shelf Labels

➢	Price Stickers

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EXHIBIT D
Service Level Definition
     For purposes of this Agreement, the service level percentage will be calculated by dividing total lines of Rx Products shipped by the number of lines of Rx Products ordered. The following items will be excluded from the service level calculation:
1.	Manufacturer back orders/temporary outs;

2.	Non-stock and/or discontinued items due to non-movement or discontinuation by manufacturer;

3.	Rx Products shipped within two (2) working days of initial order (including those filled by an affiliate of Cardinal), which will instead be counted as a line filled;

4.	Items where a Facility has failed to provide accurate usage figures;

5.	Items where a Facility’s historical demand is exceeded by 125% over the preceding two (2) months; and

6.	Same item ordered more than once within three (3) days.
     The service level guaranty in this Agreement for Buyer will commence ninety (90) days following the later of the Commencement Date or Cardinal’s receipt of accurate usage data. The service level guaranty for Facilities added to this Agreement after the Commencement Date will commence sixty (60) days following receipt by Cardinal of accurate usage data. This will allow Cardinal to gain usage information and adjust inventory levels appropriately.
     Upon Buyer’s request, if Cardinal does not meet its service level for any quarter, Cardinal and Buyer will jointly develop a service level action plan for the following quarter. During the implementation of the service level action plan, Buyer may not terminate this Agreement for cause.
     Buyer will notify Cardinal at least forty-five (45) days prior to the expiration of any manufacturer’s contract which is being replaced with a different contract, and will cooperate with and assist Cardinal in disposing of any excess inventory of Merchandise previously stocked at Buyer’s or a Facility’s request. Failure to comply with these notice requirements will entitle Cardinal to discontinue the service level guaranty to the Facilities until ninety (90) days after delivery of accurate usage data for the new items.

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EXHIBIT E
Cardinal Health Returned Goods Policy
(Hospitals, Charitable Institutions, and Other Health Care Entities)
General Policy
Product in “merchantable condition” (as defined below) may generally be returned to the Cardinal Health company from which the product was originally purchased if the return is made within the time frames and subject to the terms and conditions described below:

Return Made Within	Normal Credit Amount
1-10 Business Days	100% of original invoice amount paid by customer (i.e., the customer’s contract or other “cost” plus the applicable mark-up). This policy covers all ordering/filling errors if identified and returned within 10 business days.

10 Business Days -45 Calendar Days	100% of original contract or other “cost” paid by customer (i.e., not including any applicable mark-up and not to exceed actual amount paid).

45-180 Calendar Days	75% of original contract or other “cost” paid by customer
(i.e., not including any applicable mark-up and not to exceed actual amount paid).

More than 180 Calendar Days	Will not be accepted for return (since contract pricing files are not generally maintained beyond 6 months, verification of original pricing, as mandated by FDA guidelines, cannot be assured).
“Merchantable condition” will be determined by Cardinal Health based upon its ability to return the item to its inventory for resale in the normal course of its business without special preparation, testing, handling, or expense and will exclude the following:

A.	Any item which has been used or opened, is a partial dispensing unit or unit of sale, is without all original packaging, labeling, inserts, or operating manuals, or that is stickered, marked, damaged, defaced, or otherwise cannot readily be resold by Cardinal for any reason.

B.	Short-dated (less than 7 months expiration dating), outdated, or seasonal product and items purchased on a “special order” basis, including non-stock and drop ship items.

C.	Any sterile or refrigerated merchandise, unless Cardinal is specially assured that such merchandise was properly stored and protected at all times and such merchandise is returned separately in a package marked as such and accompanied by a separate credit request form.

D.	Any low stability product, including Epogen™, Eminase™, or other products which are usually sensitive to temperature and handling conditions.

E.	Any product not intended for return to a wholesaler in accordance with the return policies of the applicable manufacturer.
Unmerchantable Product
Any item not eligible for return in accordance with Cardinal’s General Policy (above) will not be accepted for return without special written authorization and will generally require return directly to the manufacturer. If Cardinal does participate in the return process for any product not in “merchantable condition”, any return credit to the customer will be based upon the actual credit issued by the manufacturer and will be subject to a minimum 25% handling charge.
Controlled Substances
Credit for the return of controlled substances requires a separate Merchandise Return Authorization Form (the “MRA Form”) and must comply with all federal and state procedures and requirements in addition to the terms and conditions described herein.

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Shorts and Damaged Merchandise
Claims of order shortages (e.g., invoiced but not received) and damage must generally be reported within five business days from the applicable invoice date. Controlled substance shortage claims must be reported immediately per DEA requirements, Pricing and other errors/mistakes must be reported within 10 business days from the invoice date.
Notice to Manufacturer
Upon approval of the return by Cardinal Health, the customer will be responsible to: (a) promptly forward a copy of the credit memo and MRA Form to the applicable manufacturer; (b) retain a copy of the credit memo and MRA Form; and (c) make such copies available to the manufacturer and to the authorized federal, state, and local law enforcement officers upon request, all as required pursuant to FDA guidelines.
Ongoing Assurance and Cardinal Credit Request Form
Prior to returning any product to Cardinal, each customer must execute and deliver to Cardinal an Ongoing Assurance verifying that all returned merchandise has been kept under proper conditions for storage, handling, and shipping. All requests for credit must be submitted via EOE, on the CardinalCHOICE® system or by approved EDI interface. A fully completed MRA Form must accompany all merchandise to be returned. A fully completed form includes, but is not limited to, the following information: the invoice number & invoice date for the merchandise to be returned.
Other Restrictions
This policy is subject to change with sixty (60) days written notice by Cardinal Health. Subject to the foregoing notice requirements, this policy is further subject to modification as may be deemed necessary or appropriate by Cardinal Health to comply with applicable federal and/or state regulations, FDA guidelines, state law, and other restrictions applicable to returned merchandise.

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Cardinal Health Returned Goods Authorization
Ongoing Assurance
The undersigned customer (“Laurel Pharm, Inc.”) of one or more of the Cardinal Health companies identified below (“Wholesaler,” whether one or more) hereby agrees that this document is being delivered to confirm Customer’s compliance with applicable federal, state, and local laws / guidelines concerning returned goods and shall apply to all returns by Customer to Wholesaler from time to time and shall supersede any inconsistent provisions which may be contained in any credit request, purchase order, or other documents pertaining to the supply relationship between Customer and Wholesaler.
1. Customer represents, warrants, and guarantees to Wholesaler that: (a) each such return shall be made only to the specific Wholesaler from which the item was originally purchased; (b) each such return shall be accompanied by Wholesaler’s credit request form (the “Return Form”), which shall specify both Customer’s and Wholesaler’s name and address, the date of the return, the quantity and description of the product returned, and such other information as may reasonably be requested on Wholesaler’s Return Form; (c) Customer shall retain a copy of each Return Form and related credit memo and make such documentation available to the manufacturer and to authorized federal, state, and local law enforcement officers upon request; (d) the credit claimed or accepted by Customer for any such return shall not exceed the original purchase price paid to Wholesaler, and (e) all merchandise returned to Wholesaler has been stored and handled by Customer in accordance with all applicable federal, state, and local laws, manufacturer guidelines when disclosed to customer by the manufacturer or wholesaler, and good trade practices, and such merchandise has not been adulterated or misbranded by customer within the meaning of the Federal Food, Drug, and Cosmetic Act and meets all FDA, state, and other applicable requirements and guidelines.
2. Customer shall indemnify and defend Wholesaler against and from any expense, claim, liability, or penalty (including reasonable legal fees) arising from any failure of Customer to properly comply with the provisions specified in this document.
3. Wholesaler shall indemnify and defend Customer against and from any expense, claim, liability, or penalty (including reasonable legal fees) arising from any failure of Wholesaler to properly comply with the provisions specified in this document.
4. *The term “Cardinal Health” shall include the following affiliated operating companies: Cardinal Syracuse, Inc., a New York corporation (Syracuse, New York); Williams Drug Distributors, Inc., a Delaware corporation (Zanesville, Ohio); Marmac Distributors, Inc., a Connecticut corporation (Hartford, Connecticut); James W. Daly, Inc., a Massachusetts corporation (Peabody, Massachusetts); National PharmPak Services, Inc., an Ohio corporation (Zanesville, Ohio); Ohio Valley-Clarksburg, Inc., a Delaware corporation (Wheeling, West Virginia); Cardinal Southeast, Inc. a Mississippi corporation (Madison, Mississippi); Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Cardinal Health Systems, Inc., an Ohio corporation; and any other subsidiary of Cardinal Health, Inc., an Ohio corporation (“CHI”), as may be designated by CHI.

/s/ Erin Rivas

Customer’s Name (Print)

Dated: March 15, 2004	/s/ Erin Rivas/ Vice President of Purchasing

By Authorized Signature/Title

17	Laurel Pharm, LLC.